                                                                    EXHIBIT 10.8
                                                                    ------------
                  Agreement for Product Distribution Services

THIS AGREEMENT (this "Agreement") is made between SmarterKids.com, Inc. ("SmarterKids"), a Delaware corporation with a place of business at 200 Highland Avenue, Needham, MA 02494, and J.L. Hammett Company ("Hammett"), a Massachusetts corporation with a place of business at P.O. Box 859057, One Hammett Place, Braintree, MA 02185-9057. This Agreement supersedes in its entirety the Contract for Services and Term Sheet executed by SmarterKids and Hammett on September 29, 1998.


                                  Background

     SmarterKids wishes to purchase certain educational product distribution, logistics, warehouse storage, inventory management, and other order fulfillment services in support of the retail operations at its SmarterKids.com web site. Hammett wishes to provide and sell such services to SmarterKids.

                                   Agreement

     In consideration of their mutual representations, promises and obligations, Hammett and SmarterKids agree as follows:

     Services to be Performed

1.   Services.  Hammett agrees to perform product distribution, transportation,
     --------
warehouse storage, inventory management, and return services (collectively, the "Services") for the benefit of SmarterKids as described in Exhibit A. Hammett
                                                           ---------
agrees to perform the Services for SmarterKids upon receipt of an order for one or more Products (as defined below) sent by electronic data interchange ("EDI") from SmarterKids or its authorized agents. Hammett agrees that the customer data transmitted is the exclusive property of SmarterKids and such data will only be used by Hammett to process SmarterKids' customer orders in conformance with the requirements set forth in Exhibit A.
                                   ---------

Hammett agrees that it shall distribute all SmarterKids products ("Products") in strict conformity with all applicable SmarterKids product specifications and all applicable laws and regulations. Hammett agrees that it shall make no change in or deviate in any way from such specifications except pursuant to instructions from SmarterKids as provided in this Agreement. Hammett agrees to meet or exceed the performance milestones as set forth in Exhibit A.
                                                  ---------

2.   Additional Services.  If Hammett is asked by SmarterKids to perform
     -------------------
additional services not described in Exhibit A, then the parties agree to
                                     ---------
negotiate the specific scope of services and the fees for such services if Hammett is willing to provide such services. If the negotiation is successful, the parties will execute an amendment to this Agreement before the new services are furnished by Hammett. The amendment will contain a detailed description of the new services, the fees for the services, and any other information the parties agree is relevant. Hammett agrees to provide the services in accordance with the Agreement as amended.

3.   Customers.  Hammett agrees that customer data transmitted to Hammett is the
     ---------
exclusive property of SmarterKids. Hammett shall not use, distribute, publish, license or transmit any customer data of SmarterKids except to perform the Services. It is acknowledged that customers of SmarterKids may also be customers of Hammett and that the fact that a Hammett customer is also a SmarterKids customer shall not preclude Hammett from distributing, using, publishing, licensing or transmitting information and data that Hammett has independently procured from such a customer.

4.   Product Specification.  The documentation for each Product to be handled by
     ---------------------
Hammett in conjunction with its provision of the Services is the product specification ("Product Specification") for such Product. Each Product Specification shall contain a detailed physical description and the SKU for the relevant Product and may contain a list designating approved vendors for such product and instructions relating to the finish packaging, packing and labeling (including placement of trademark/trade names) for such Product. Product Specifications for new Products not originally listed in this Agreement shall become effective when agreed to in writing by SmarterKids and Hammett. Minor changes in Product Specifications may be effected by delivery to Hammett of a written notice of such changes executed by an authorized employee of SmarterKids. Effective upon receipt of such notice, the applicable Product Specification shall include the changes described in such notice.

5.   Transportation.  Except as may be otherwise directed, each order will be
     --------------
shipped using either United Parcel Service ("UPS"), Federal Express ("FedEx") or the United States Postal Service (USPS). Hammett shall use the shipping company and level of delivery service specified by each Customer.

     Prices for Services and Payment for Services

6.   Payment for Services.  For all Services SmarterKids  contracts Hammett to
     --------------------
perform that are performed by Hammett SmarterKids agrees to pay the amount described in Exhibit B. Hammett will deliver invoices electronically to
             ---------
SmarterKids calculated in U.S. Dollars that set out the Products sold and charges incurred during the preceding day. Hammett's invoice will segregate the charges for shipping, handling, taxes and duties. SmarterKids will remit all amounts properly due under such invoices within 15 business days of receipt of such invoices. SmarterKids has the right to verify independently all amounts charged by Hammett, should it choose to do so.

7.   Compensation. The compensation to be paid by SmarterKids to Hammett for the
     ------------
Services, along with a description of reimbursable expenses, is set forth in Exhibit B. Hammett's compensation is based upon, and presumes that Hammett will
---------
satisfactorily accomplish, the Services as required by SmarterKids pursuant to the performance standards set forth in Exhibit A.
                                       ---------

8.   Transportation.  The prices that apply to the transportation of Products to
     --------------
Customers under this Agreement are listed in Exhibit C.  Transportation Services
                                             ---------
performed by UPS, FedEx and the USPS as part of the Services furnished by Hammett are subject to the terms and conditions of the respective agreements between Hammett and each of these delivery entities (each, a "Shipping Agreement" and collectively, the "Shipping Agreements The terms of this Agreement shall govern any conflicts between it and the Shipping Agreements.

     Export and Import

9.   Export Compliance.  (a) Each party agrees that it will abide by all export
     -----------------
laws and regulations of the United States with respect to the export of Products and any technical information. Products shall not be supplied to a Customer in any country if (i) the export of any such Product to such country is prohibited by the laws of the United States of America, including the Export Regulations of the Department of Commerce or the International Traffic in Arms Regulation of the Department of State; (ii) the import of any such Product into such country is prohibited by the laws of such country; or (iii) the proper import certificate(s) required by the laws of such country for the lawful importation of any such Product have not been obtained.

(b) Hammett agrees to execute and deliver in time any and all certifications, representations, and other documents required under the laws and regulations of the United States of America or as reasonably requested by SmarterKids.

10.  Taxes and Duties.  SmarterKids will reimburse all charges paid by Hammett
     ----------------
on behalf of SmarterKids in performance of storage, repair and shipment services with respect to SmarterKids Products for customs duties, value-added taxes, customs brokers' fees and related taxes assessed, excluding taxes based on the income and property of Hammett. Hammett will include all such charges on its monthly invoice and SmarterKids will remit such sums properly due consistent with the procedures set out in Payment for Services above. SmarterKids has the right to verify independently any and all such charges.

     Title; Risk of Loss; Insurance

11.  Title, Risk of Loss, Right to Possession.  SmarterKids  will supply Hammett
     ----------------------------------------
with certain equipment, parts, materials and Products (collectively, the "Inventory") to be used solely for the purposes of accomplishing the Services. Title to and right to immediate possession of the SmarterKids Inventory supplied by SmarterKids and in the possession of Hammett or its subcontractors shall be and remain in SmarterKids at all times. Hammett reserves no property rights or interest in such SmarterKids Inventory. SmarterKids will bear the risk of loss of such property except for (i) loss due to inventory "shrinkage" greater than 1% in any single year (ii) causes within the control of Hammett. Hammett agrees to reimburse SmarterKids for the replacement cost of Inventory lost as described in (i) or (ii) in the previous sentence. SmarterKids agrees not to hold Hammett responsible for Vendor concealed shortages. SmarterKids reserves the right to remove the SmarterKids Inventory from Hammett upon reasonable notice.

12.  Title to Tools, Equipment and Computer Programs.  SmarterKids will provide
     -----------------------------------------------
Hammett, or authorize Hammett to purchase on SmarterKids' behalf, such tooling, equipment and computer programs and services (i.e. a new accounting system) as SmarterKids may specifically require Hammett to obtain in order to provide the Services. Any sums expended by Hammett for such items shall be included on the invoice and reimbursed by SmarterKids. All such tooling, equipment and computer programs and services shall be and remain the sole property of SmarterKids. Hammett reserves no property rights or interest in such tooling, equipment and computer programs and services. Hammett agrees that it will not use any such tooling, equipment and computer programs and services for any purpose other than the provision of Services for SmarterKids. SmarterKids may obtain possession of any such tools, equipment and computer programs and services at any time upon reasonable notice or at such time as Hammett is no longer using such tooling, equipment or computer programs and services to provide the Services in accordance with this Agreement, or upon the termination or expiration of the Agreement. Equipment and computer programs that have not been provided by SmarterKids and that have not been purchased on SmarterKids request may be used by Hammett for uses other than the Services and will at all times remain the property of Hammett.

13.  Maintenance of Tools, Equipment and Computer Programs.  Hammett agrees to
     -----------------------------------------------------
maintain the tools, equipment and computer programs supplied by or procured for SmarterKids for the stated life of each such item at no additional cost to SmarterKids. SmarterKids agrees to cover the cost of any maintenance agreements for the equipment and computer programs supplied or procured solely for the use of SmarterKids.

14.  Insurance.  (a)  SmarterKids Products stored by Hammett on behalf of
     ---------
SmarterKids are to be insured by SmarterKids.

(b) The parties shall maintain at their own expense adequate (i) comprehensive general liability insurance that includes coverage for product liability, bodily injury and property damage, (ii) worker's compensation insurance, and (iii) automobile liability insurance policies that shall protect the other party from claims for damages which may arise from the negligence or misconduct of the insured party, its employees, agents and subcontractors. In no event shall either party be insured for less than one million dollars for general liability or automobile liability.

     License to Perform Services; Trademarks; Confidential Information

15.  License to Upgrade and Repair Products.  SmarterKids grants to Hammett a
     --------------------------------------
non-exclusive license to use the Product Specifications and all related SmarterKids proprietary and Confidential Information and know-how necessary to perform Services pursuant to this Agreement. This license is non-transferable, may be used only in connection with the provision of Services for SmarterKids, and shall expire on the date on which Hammett's obligation to provide Services expires or terminates under this Agreement.

16.  Use of Trademarks.  SmarterKids shall provide descriptions of the
     -----------------
trademarks, trade names, insignia, symbols, decorative designs or packaging designs (collectively, the "Trademarks") that are to be affixed to the Products or to the packaging of such Products. Hammett agrees to affix the Trademarks in strict conformity with the instructions and standards provided to it as those instructions and standards are updated in writing by SmarterKids from time to time. Hammett shall have a license to use the Trademarks only for such purposes. However, nothing in this Agreement shall operate to confer on Hammett any right to use any

Trademark for any purpose other than in connection with providing Services in accordance with this Agreement without the prior consent of SmarterKids.

17.  Title to Trademarks.  All right, title and interest in the Trademarks, and
     -------------------
all goodwill associated with their use, shall remain the property and inure to the benefit of SmarterKids or its licensors.

18.  Confidentiality. (a)  "Confidential Information" means any product sales,
     ---------------
pricing, strategy, performance and projection information, plan, design, configuration, style or concept of any product, drawings, software, data, prototypes, or other business and/or technical information related to products, product plans, and service plans, any scientific, technical, merchandising, production or management design, procedure, formula, discovery, invention, item of information, concept, or improvement, the name of (and any data concerning) any customer, supplier or distributor (and any tangible evidence, record or representation of any of the foregoing) which is maintained in secrecy or confidence by the disclosing party or by any person or entity affiliated with the disclosing party, which might permit the disclosing party or its customers to obtain a competitive advantage over competitors who do not have access thereto or which is provided to the receiving party by the disclosing party pursuant to this Agreement in reliance on the receiving party's agreements contained in this Agreement. Without limiting the generality of the foregoing, this Agreement, including, all exhibits and addenda, the terms of this Agreement, and all SmarterKids product specifications and any document marked SmarterKids "Confidential" or "Proprietary" shall constitute SmarterKids Confidential Information. Also without limiting the generality of the foregoing, any document marked Hammett "Confidential" or "Proprietary" shall constitute Hammett Confidential Information.

Notwithstanding the foregoing, nothing herein shall apply to any information that is known to the receiving party prior to disclosure by the disclosing party, or that is lawfully obtained from any third party, that is or becomes publicly available without restrictions, that is disclosed by the receiving party with prior written permission of the disclosing party, or that is required by law to be disclosed by the receiving party. Information shall be deemed Confidential Information if it is in writing or other tangible form including, without limitation, machine readable object code, if clearly marked as proprietary by the disclosing party or, if disclosed orally or visually, such disclosure is stated as confidential at the time of disclosure and is confirmed as such in writing within 30 calendar days of any such oral or visual disclosure.

(b) Each party agrees that it shall at all times hold confidential all Confidential Information of the other party. Strict compliance of each party and its respective agents, subcontractors and employees with all of the provisions regarding Confidential Information is a material provision of this Agreement.

(c) Each party agrees that it shall not use any Confidential Information or any derivative or variation of Confidential Information except to fulfill its obligations under this Agreement and shall not disclose any Confidential Information to any person or entity outside SmarterKids without prior written permission of an authorized official of SmarterKids or Hammett, as the case may be. Each party shall give access to Confidential Information only to such of its employees, agents, subcontractors or other persons as are engaged in fulfilling its obligations under this Agreement. Each party agrees further that before giving access to Confidential Information to any of its agents or subcontractors, such agents or subcontractors shall be under an appropriate confidentiality agreement prohibiting any use or disclosure of any of the Confidential Information except in accordance with this Agreement. Each party also agrees that it shall restrict disclosure of Confidential Information to its employees with a need to know who are under appropriate binding agreements to maintain confidentiality and inform all such employees of the obligations assumed here. Neither party shall copy any document or other material containing or embodying Confidential Information beyond that reasonably required for the effective and efficient performance of Services without the prior written consent of the other party. This Agreement shall not be construed to grant to either party any license or other rights in Confidential Information other than those specifically provided for herein.

(d) No license to Hammett under any trademark, patent, copyright, or any other intellectual property right is either granted or implied by the conveying of SmarterKids Confidential Information to Hammett. None of the Confidential Information which may be disclosed by SmarterKids shall constitute any representation, warranty, assurance, guarantee or inducement by SmarterKids of any kind, and in particular, with respect to the non-infringement of trademarks, patents, copyrights, or any other intellectual property rights, or other rights of third persons.

(e) All Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party upon written request, upon termination of this Agreement, or upon the receiving party's determination that it no longer has a need for such Confidential Information.

(f) Each party agrees that all of its obligations undertaken regarding Confidential Information shall survive and continue for a period of ten years from the last date of receipt of Confidential Information.

(g) Each party acknowledges that money damages alone will not adequately compensate the other party for the breach by the party or any of its employees, agents, subcontractors or other persons as are engaged in furnishing Services, of any of the covenants and agreements relating to the protection of Confidential Information, and, therefore, agrees that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available at law, in equity, or otherwise, the other party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of this Agreement.

19.  No Other Rights Granted.  This Agreement shall not be construed to grant
     -----------------------
any license or other rights in any Confidential Information or Trademarks, other than those specifically provided for herein.

20. Each party agrees that without the consent of the other party, it shall not directly or indirectly solicit for employment (other than general public advertisement) any of the current employees of the other party so long as they are employed by the other party during the term of the Agreement and continuing for a period of one year after termination of the Agreement.

     Term and Termination

21.  Term.  The initial term of this Agreement commenced on  October 8, 1999(the
     ----
"Effective Date") and shall expire on January 31, 2002, unless earlier terminated in accordance with the provisions of this Agreement. Either party may terminate this Agreement without cause by providing the other party with at least six (6) months prior written notice.

22.  Termination.  (a)  Either party may immediately terminate this Agreement
     -----------
without cost or liability except as set forth below by notice in writing sent as set forth below, if the other party enters into liquidation, or makes assignments for the benefit of creditors or has an administrative receiver appointed over any or all of its assets or suffers any similar action in consequence of debt such as being declared bankrupt or otherwise is unable to pay its debts as they fall due.

(b) Either party may terminate this Agreement immediately without cost or liability except as set forth below by notice in writing sent as set forth below if the other party or any of its employees, subcontractors or agents has breached any of the terms of this Agreement concerning the protection of Confidential Information.

(c) Either party may terminate this Agreement without cost or liability except as set forth below if the other party commits any material breach of the terms of this Agreement if the other party fails to remedy that breach within ten (10) business days of having received a notice in writing of the breach.

23.  Termination Charges. If the Agreement is terminated or expires, SmarterKids
     -------------------
shall pay to Hammett:

(a) any unpaid balance due for Services properly performed through the date expiration or termination is effective; and

(b) all reasonable costs, mutually determined between SmarterKids and Hammett, associated with relocating SmarterKids property to a location determined by SmarterKids.

(c) Hammett shall use all reasonable efforts to mitigate SmarterKids' costs described above.

     Warranty, Limitation of Liability, Indemnification

24.  Warranty.  (a)  Hammett warrants that as of the date this Agreement is
     --------
entered into: (i) it has the right to enter into this Agreement; (ii) all necessary actions, corporate and otherwise, have been taken to authorize the execution and delivery of this Agreement and the same is the valid and binding obligation of Hammett; (iii) all licenses, assents and approvals necessary to provide the Services and carry out all of the transactions contemplated in this Agreement have been obtained by Hammett; (iv) it has the experience, technical and physical capacity to fulfill its obligations under this Agreement; and (v) that the Services will be performed in a good and workmanlike manner.

(b) Hammett warrants that as of the date this Agreement is entered into: (i) it has and shall pass to SmarterKids good title to Products free and clear of all liens and encumbrances; (ii) it shall pass to SmarterKids good title to special tools and equipment procured for SmarterKids free and clear of all liens and encumbrances; and (iii) no claim or action is pending or threatened against Hammett or, to Hammett's knowledge, against any licensor, supplier or subcontractor of Hammett, that would adversely affect the ability of Hammett to furnish the Services.

(c) SmarterKids warrants that as of the date this Agreement is entered into: (i) it has the right to enter into this Agreement; and (ii) all necessary actions, corporate and otherwise, have been taken to authorize the execution and delivery of this Agreement and the same is the valid and binding obligation of SmarterKids.

25.  Limitation of Liability.  (a)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO
     -----------------------
THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM USE OR MALFUNCTION OF THE PRODUCTS, LOSS OF DATA, LOSS OF SALES, REVENUES OR PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

(b) The liability of Hammett to SmarterKids for any loss of or damage to any material of SmarterKids howsoever caused while in transit, during handling and while in storage shall be limited to the actual cost of such material.

26.  Indemnification.  (a)  SmarterKids agrees to indemnify and hold Hammett
     ---------------
harmless against any claims, demands, costs and liabilities, including all reasonable attorneys fees, brought by a third party arising out of or resulting from this Agreement, provided that any such claim (i) is attributable to bodily injury or death or to injury to or destruction of physical property (other than the Products) or (ii) is caused by a negligent representation, act or omission of, or the misconduct of, SmarterKids or its employees, agents or subcontractors, including without limitation the performance or failure to perform under this Agreement. Notwithstanding the foregoing, SmarterKids agrees to indemnify and hold Hammett harmless against any claims, demands, costs and liabilities, including all reasonable attorneys fees, brought by a third party arising out of the use of the Products. This obligation of SmarterKids shall exist only if Hammett (i) gives SmarterKids prompt written notice of any such claim, (ii) grants SmarterKids control of the defense and settlement of such claim, and (iii) assists fully in the defense if SmarterKids pays the out-of-pocket costs of such defense. SmarterKids shall have no liability for any settlement or compromise made without its prior written consent.

(b) Hammett agrees to indemnify and hold SmarterKids harmless against any claims, demands, costs and liabilities, including all reasonable attorneys fees, brought by a third party arising out of or resulting from this Agreement, provided that any such claim (i) is attributable to bodily injury or death or to injury to or destruction of physical property (other than the Products) or (ii) is caused by a negligent representation, act or omission or the misconduct of Hammett or its employees, agents or subcontractors, including without limitation the performance or failure to perform under this Agreement. This obligation of Hammett shall exist only if SmarterKids (i) gives Hammett prompt written notice of any such claim, (ii) grants Hammett control of the defense and settlement of such claim, and (iii) assists fully in the defense if Hammett pays the out-of-pocket costs of such defense. Hammett shall have no liability for any settlement or compromise made without its prior written consent.

     General Provisions

27.  Right to Survey.  Hammett agrees that upon notice of one (1) business day,
     ---------------
SmarterKids shall be allowed to review the Hammett facilities, operations, and procedures. The review shall be for the purpose of determining compliance with the requirements of this Agreement and shall be restricted to the areas involved in the performance of Services on behalf of SmarterKids. From time to time SmarterKids' suppliers and vendors may request the right to inspect such facilities and operations for the purpose of qualification. Hammett agrees to permit such SmarterKids surveys with five (5) business days prior notice, subject to the survey being restricted to the work performed on behalf of SmarterKids.

28.  Location of Operations.  Hammett shall distribute all Products from its
     ----------------------
facility in Braintree, Massachusetts unless SmarterKids authorizes Hammett in writing to distribute Products from or through another location. In the event the Braintree facility becomes unable at any time to distribute Products in accordance with the time schedules and other requirements of this Agreement, Hammett agrees to have in place the ability to transfer open Product Services orders on an expedited basis to a facility designated by SmarterKids.

29.  Reporting Requirements.  Hammett agrees to produce the operations reports
     ----------------------
described in Exhibit A at the required intervals and to comply with all
             ---------
reasonable requests by SmarterKids for any other reports with respect to the Services within a reasonable time period.

30.  Notices.  All notices shall be by personal delivery, by facsimile or by
     -------
another form of recorded communication to the parties as follows:

If to Hammett:
--------------
J.L. Hammett Company
P.O. Box 859057,
One Hammett Place
Braintree, MA 02185-9057
Attention:  President


If to SmarterKids:
------------------
SmarterKids.com, Inc.
200 Highland Avenue
Needham, MA 02494
Attention:  President

Any notices given shall be deemed to have been received as follows: if sent by facsimile or other form of recorded communication, when transmitted; if sent by registered or certified first class mail, on the date of delivery as shown on the return receipt; if sent by Federal Express overnight delivery services or by personal delivery, on the date delivered. Either party may change its notice address by written notice to the other.

31.  Independent Contractor.  This Agreement shall not constitute Hammett the
     ----------------------
agent or legal representative of SmarterKids for any purpose and Hammett shall not hold itself out as an agent of SmarterKids other than as expressly provided. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the parties, except as expressly stated, and both parties are acting as independent contractors. Neither party shall have the right to exercise any control or direction over the operations, activities, employees or agents of the other party in connection with this Agreement. Hammett is not granted any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of SmarterKids. Hammett shall have no authority to bind SmarterKids to any contract, whether of employment or otherwise, and Hammett shall bear all of its own expenses for its operations, including, without limitation, the compensation of its employees and sales people and the maintenance of its offices, service, warehouse and transportation facilities. Hammett shall be solely responsible for its own employees and sales people and for their omissions, acts and the things done by them.

32.  Waiver.  The waiver by either party of a breach of, or a default under, any
     ------
provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, or privilege that it has or may have under this Agreement operate as a waiver or any right, power, or privilege by such party.

33.  Applicable Law.  This Agreement shall be governed by and should be
     --------------
interpreted and construed in accordance with the laws of The Commonwealth of Massachusetts, exclusive of its conflict of law principles.

34.  Publicity.  Except as otherwise set forth in this Agreement, neither party
     ---------
shall use the other party's name, trademark, tradename, service mark or logos (whether registered or not), in any manner whatsoever without the other party's prior written consent. The parties agree to cooperate in the joint display of their respective identifying marks on the SmarterKids.com web site and in the release of a jointly approved press release if one is to be made after the signing of this Agreement. Should SmarterKids propose to register its capital stock pursuant to the Securities Act of 1933, as amended or become a reporting company under the Securities and Exchange Act of 1934, Hammett agrees that SmarterKids may file this Agreement with the Securities and Exchange Commission and describe this Agreement and the relationship between the parties in any filing required by the Securities and Exchange Commission.

35.  Rights Cumulative.  The rights and remedies accorded to the parties in this
     -----------------
Agreement are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

36.  Force Majeure.  (a)  "Force Majeure" shall include all acts or events
     -------------
beyond the control of the parties, such as but not limited to, strikes, lockouts, labor disturbances, accidents to equipment, policies or restrictions of governments including restrictions on export, import or other licenses, floods, earthquakes, fire, or other catastrophes, war (whether declared or not), riots, weather conditions, communication line failures, or civil disturbances, or any other contingency whatsoever beyond the control of either party, existing on or after the Effective Date of this Agreement, which prevents totally or partially the fulfillment of the obligations of either party.

(b) A party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by circumstances of Force Majeure and provided that such party shall have given notice to the other party. Such notice shall include a description of the nature of the event of Force Majeure, its cause and its possible consequences. The party claiming circumstances of Force Majeure shall promptly notify the other party of the termination of the event. The period of Force Majeure shall be deemed to commence on the date that the event of Force Majeure first occurs.

(c) Should the period of Force Majeure continue for more than one month, either party may terminate this Agreement as provided in this Agreement upon giving written notice.

(d) During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations under this Agreement.

37.  Assignment.  Neither this Agreement nor any right or obligation created by
     ----------
it shall be assigned or delegated by either party, voluntarily or by operation of law, without the prior written consent of the other party, which consent may not be unreasonably withheld. Any attempted assignment shall be deemed null and void. An attempted assignment shall be deemed to occur in the event of a sale or transfer of substantially all of the assets of, or a majority interest in, the voting shares of that party to, or the merger or consolidation with or into, any other entity.

38.  Severability.  If any one or more of the provisions of this Agreement for
     ------------
any reason shall be held to be invalid, illegal, or unenforceable in any respect, such provision shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never existed, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provisions would result in a failure of consideration.

39.  Survival.  Notwithstanding anything else in this Agreement all rights and
     --------
obligations of the parties, specifically including but not limited to those set forth in "Limitation of Liability", "Indemnification", "Warranties" and "Confidentiality", and any other terms which by the specific language or by reasonable implication are to continue beyond the term of this Agreement shall survive the expiration or termination of this Agreement for a period of three years after SmarterKids' final payment is made under this Agreement, or as expressly provided in this Agreement.

40.  Complete Agreement.  This Agreement, including the exhibits hereto,
     ------------------
constitutes the entire Agreement between the parties pertaining to the subject matter of this Agreement. This

Agreement supersedes and cancels all prior agreements and understandings, written or oral, between the parties with respect to the subject matter. This Agreement may not be changed in any way except by an instrument in writing signed by both parties. No representations or statements of any kind made by any representative of SmarterKids which are not stated in this Agreement shall be binding on SmarterKids. No representations or statements of any kind made by any representative of Hammett which are not stated in this Agreement shall be binding on Hammett. No course of dealing or course of performance shall be relevant to explain or supplement any term expressed in this contract.

     IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement under seal.



SmarterKids.com, Inc.                   J.L. Hammett Company


By: /s/ David Blohm                     By: /s/ Richard Holden
   -----------------------                 ------------------------
Name:  David Blohm                      Name:  Richard Holden
Title: President & CEO                  Title: Chief Executive Officer
Date:  October 8, 1999                  Date:  October 8, 1999

                EXHIBIT A - SCOPE OF SERVICES AND PROCESS FLOW

Hammett agrees to provide the Services to SmarterKids in compliance with the following:

1.   Order Fulfillment. It is agreed that Hammett will make every effort to
     -----------------
process, ship and complete each order received before 2:00 P.M. on the same day such order is received. Hammett will process, ship and complete each order received after 2:00 PM on the same day the order is received if possible, or on the following day if necessary. A Product order is considered "completed" when
(i) the Product(s) are shipped to the Customer and (ii) all Product order transaction records have been received correctly and completely by SmarterKids according to the following schedule:

--------------------------------------------------------------------------------
DATABASE FILE INFORMATION                           SCHEDULE
--------------------------------------------------------------------------------

Ordering and Shipment:                              Within 2 hours of Product
                                                    order shipment
 .    UPS Tracking Info Transmittal File
 .    Order Control Header Transmittal File - all
     records through C record types
 .    Order Detail Line Transmittal File - all
     records through C record types
--------------------------------------------------------------------------------

Customer Billing:                                   Within 36 hours of Product
                                                    order shipment
 .  Billing Transmittal File
 .  Billing Detail Transmittal File
--------------------------------------------------------------------------------

          Order Fulfillment Standards.

All product orders are to be shipped in a white branded "SmarterKids.com" corrugated carton. Plain brown boxes may be substituted as necessary, as long as "SmartKids.com" packing tape is used to secure the cartons.

The carton will contain the products ordered, promotional items, newsletters and any other item specified by SmarterKids.

Hammett will plan to fulfill orders according to the forecasts provided to Hammett according to paragraph 15 of this Exhibit A.

2. Hammett also agrees to assist SmarterKids in integrating SmarterKids' information systems with Hammett's such that the following capabilities are in place and functioning by [October 15, 1999]:

     .    encryption/decryption of data transmittals;
     . a process to validate data transfers and to monitor, discover and correct failed data transmissions;
     .    a process to prevent duplicate orders;
     . protection of the integrity and security of all data and associated systems with respect to Y2K and other potential security issues;
     .    installation of a gateway server on the Hammett network; and
     . the capability to remotely access information including, but not limited to, purchase orders, inventory and Customer order related information. Accessed through a SK supplied server outside of the Hammett firewall.

3.        Inventory Levels. Hammett agrees to monitor inventory levels and to
          -----------------
handle all incoming delivery of inventory items from vendors in a prompt and professional manner and to have all vendor deliveries processed and on the warehouse shelves within 24 hours of receipt. All Product replenishment orders requested by SmarterKids will be placed by Hammett as written within 24 hours of such request. All new Product item and new vendor requests will be processed by Hammett within 48 hours of such request. The Product inventory will be owned by SmarterKids, but processed by Hammett. The costs of all packing materials, including the proprietary SmarterKids-labeled packing cartons, packing slips, and shipping labels, warehousing, warehouse labor and all other order fulfillment costs will be borne by Hammett in conjunction with rendering the Services and will not be billed to SmarterKids. The only exception is gift wrap bags. Since there is a direct relationship between front-end promotions and product demand, SmarterKids will provide Hammett a detailed schedule of, and no less than two weeks advance notice of, all web site promotions, product specials, bundling, pricing strategy, timing and features to allow for quality product service and support.

4.        Continuous Process Improvement.  Hammett agrees to promptly assist
          ------------------------------
SmarterKids with modifying data formats and processes to support new process improvement features, such as gift wrapping, shipping orders to multiple addresses, processing backorders and providing real-time inventory levels at the SmarterKids.com Web site.

5.        Approved Vendors. (a) Hammett shall purchase all Products for use in
          ----------------
the provision of Services from a vendor in the list of vendors approved from time to time by SmarterKids ("Approved Vendor List" or "AVL") and no other unless otherwise authorized in writing by an authorized employee of SmarterKids. The Approved Vendor List will be provided in the Product Specification for each Product and shall update such list as necessary.

(b) Although it is SmarterKids' general policy to maintain a consistent Approved Vendor List for each Product, Hammett may request that substitutions be made. Any request by Hammett for such a substitution must include:

 .    one complete, original copy of the manufacturer's specification.
 .    estimated cost reduction/increase per Product directly attributable to the change.

SmarterKids reserves the right to accept or reject any such request in its sole discretion.

6.   Advance Notice and Receipt (re: Initial Provisioning and Replenishment
     ----------------------------------------------------------------------
Stock).  SmarterKids will advise Hammett in advance of the impending arrival of
------
Products at the Hammett warehouse by facsimile at least one (1) business day before arrival. Upon arrival of the initial provisioning or replenishment stocks at the warehouse, the shipment will be inspected by Hammett for exterior shipping damage and to ensure that the packing lists correspond to the physical receipt. Any discrepancies will be recorded and SmarterKids will be advised. Any affected inventory will be held in quarantine for up to five (5) business days pending receipt of further instructions from SmarterKids as to its disposition. Unless otherwise agreed, such inventory will be returned to the Product vendor or distributor after five (5) business days.

7.   Inventory Management. Product will be stored on the shelves in SmarterKids'
     --------------------
storage bays in the warehouse. Within the Hammett inventory management system, inventory will be secured by SmarterKids/warehouse code. A physical inventory control will be maintained by conducting regular cycle counts to cover one hundred percent (100%) of the inventory twice annually. A weekly status report will be provided to SmarterKids. SmarterKids may at request that Hammett perform a complete physical inventory at reasonably convenient times for Hammett.

8.   Physical Pick of Order.  The Hammett inventory management system will
     ----------------------
generate a pick list for the warehouse team to pick/pack and dispatch orders (refer to "Orders" below). Hammett will record the picked consignments and will advise SmarterKids accordingly. All picks will be double checked as part of the warehouse quality control procedure.

9.   Documentation. All necessary paperwork (i.e. notes, address labels) will be
     -------------
produced for correct delivery. A shipping audit procedure will act as a further check to insure that the correct Product(s) and correct number of cartons have been dispatched.

10.  Orders.  (a)  SmarterKids will transmit order data by EDI to Hammett.  Each
     ------
party is responsible to pay its own charges relating to EDI.

(b) All orders will be received into the Hammett information system for processing and generation of the order pick log. Orders will print in the Hammett warehouse and the appropriate Product will be picked and shipped along with a packing slip. At the end of each month, Hammett will provide a report to SmarterKids summarizing the order fulfillment percentage Hammett achieves in conjunction with its performance of the Services.

(c) Undeliverable Products and Products returned by Customers to Hammett shall be inspected, repackaged if necessary and then placed in stock in the Hammett warehouse for use in fulfilling future Customer orders for such Product.

11.  Unique Equipment.  SmarterKids will furnish and/or authorize Hammett to
     ----------------
purchase necessary tools, training materials, equipment and technical program information available in sufficient quantities to meet SmarterKids' unique demands of Hammett's order fulfillment service personnel. This will include any unique equipment required to supply Services on behalf of SmarterKids. Hammett bears the responsibility to ensure that its service personnel have the training and expertise to effectively use any such unique tools provided by SmarterKids. SmarterKids will pay for equipment once title has been assigned to SmarterKids. SmarterKids also agrees to pay for all maintenance contracts, repairs and supplies.

12.  Inventory Levels.  SmarterKids will order inventory items, set order levels
     ----------------
and supply Hammett with a Bill of Materials and periodic updates to same.. Should Product models change, SmarterKids and Hammett will mutually agree to either exhaust existing inventory prior to ordering the new Product model, or to purge inventory of outdated Products and return them to vendors, subject to SmarterKids' reimbursement of restocking charges assessed by such vendor(s). Payments to vendors for inventory will be made by Hammett and funded by SmarterKids via a disbursement account to be established in conjunction with the aforementioned System Automation requirements.

13.  Bill of Materials.  SmarterKids will provide Hammett with the following
     -----------------
information for each Product to be stocked.

 .    SmarterKids part number
 .    Description
 .    Product Name
 .    Quarterly forecast for every three months
 .    SmarterKids' standard cost (if such exists)

14.  Scrap.  Hammett shall be solely responsible for the proper and lawful
     -----
handling and disposal of scrap material generated by Hammett during the performance of Services. Hammett is responsible for complying with all applicable laws governing the transport, handling, recycling or disposal of any and all scrap material.

15.  Forecasts.  Product sales forecasts shall be provided by SmarterKids to
     ---------
Hammett for all SmarterKids Products with respect to which Hammett is expected to provide Services as follows:
     (a)  Order Forecast - At a minimum of once per quarter.
     (b)  SKU Forecast - At a minimum of once per quarter.
     (c)  Existing Products - At a minimum of once per quarter.
     (d) New or Added Products - Forecasts provided with requests for Services support.
     (e) New Service Delivery Method - Forecast provided with request for Services support.

SmarterKids will also provide Hammett with revised forecast updates to coincide with any changes in SmarterKids' service or sales strategy.

16.  Product Sales Volume Reporting.  To assist Hammett in estimating the volume
     ------------------------------
of work to be performed and to enable it to provide adequate facilities and personnel for contracted Services, SmarterKids shall provide Hammett with the historical and projected Product sales volume for each Product.

17.  Order Fulfillment.  For each order received by Hammett, Hammett shall
     -----------------
provide the following set of Services:

Receive EDI data from SmarterKids (i.e. from SmarterKids.com web site). Deduct order from inventory, produce packing slip, produce picking label. Pick order from inventory. Pack order. Ship order via customer-selected shipping vendor. Supply SmarterKids updated inventory information every two hours. Supply SmarterKids a complete inventory update each weekday at 7:00 am. Supply SmarterKids shipping records, process records, completed records and invoicing records as specified in Item 1 of this Exhibit A.

18.  Adjustment to Changes.  Hammett agrees to maintain the capability to
     ---------------------
rapidly increase and/or decrease capacity as required to adjust for changes in Product sales rates consistent with the forecasts provided by SmarterKids.

19.  Special Safety Procedures.  If either SmarterKids or Hammett identifies an
     -------------------------
engineering change that must be implemented for reasons of safety (a "Safety Change"), the parties agree to cooperate so as to accomplish such Safety Change as soon as possible after discovery. Once such a Safety Change is discovered, the parties agree that no affected Product shall be shipped until such Safety Change has been implemented. The parties further agree to cooperate in the implementation of such Safety Change with respect to each Product shipped prior to discovery of the hazard. In this regard, Hammett agrees to implement retrofitting Service, as appropriate. SmarterKids and Hammett shall agree on a case by case basis on appropriate charges for the implementation of a Safety Change.

20.  Required Reports:
     -----------------

(a)  Activity Summaries.  Hammett agrees to provide to SmarterKids monthly
     -------------------
summaries of activity at the order fulfillment facility. These summaries must be available in [ASCII format], and they must contain:

 .    Quantity and type of Products ordered by Customers
 .    Quantity and type of Products delivered
 .    Number of returns received

(b)  Operational Reports.  Hammett will furnish operational reports to
     -------------------
SmarterKids each week which track the order fulfillment turn-around time within the order fulfillment cycle.

(c)  Inventory Usage Reports.  Hammett will furnish weekly inventory usage
     -----------------------
     reports. Invoice and shipping logs will be furnished with each invoice with stock status list(s) and packing list(s).

21.  Packaging and Labeling.  Hammett will furnish all the necessary packaging
     ----------------------
and labeling. Products and parts shall be packaged and labeled in accordance with standard commercial practices for domestic or international shipment. Products sent directly to Customers shall be shipped and documented with the same packaging and documentation as would be used by SmarterKids in the case of Products shipped directly by it to its Customers. Hammett shall include with each shipment a list of contents, to allow for review of contents upon receipt. Products shipped under this Agreement must be shipped by Hammett in packaging suitable for reshipment without additional packaging and such packaging shall at least conform to minimum acceptable industry standards. Products must be labeled with the SmarterKids part number. Any labeling other than standard commercial practices required by specific destination countries shall be the responsibility of Hammett.

22.  Quality Goal.  Hammett's target is to a achieve a quality goal of zero
     ------------
defects with respect to all Products it delivers. In pursuit of this goal, Hammett agrees to subject each unit of Product to the QA Test Procedures described in the Product Specification applicable to that Product

23.  Inventory Management Services.  Hammett agrees to provide the following
     -----------------------------
Inventory Management Services for SmarterKids:

 .    The SmarterKids packaging for the affected Product(s) will be received in bulk and entered into the inventory management system and stored at the Hammett warehouse.

 .    The delivery of approximately [5,000] separate Products to SmarterKids'
Customers will be managed by Hammett at its Braintree facility.

 .    The box shipped to the SmarterKids Customer will include an airbill and instructions for placing additional orders or returning the ordered Product(s).

 .    Hammett will provide periodic reports to indicate Product inventory status, order receipts/confirm, order shipping and stock usage.

EXHIBIT B - PAYMENT FOR SERVICES

SmarterKids agrees to compensate Hammett for the Services rendered as follows:

1.   Product Percentage.  Hammett will receive a [CONFIDENTIAL TREATMENT
     ------------------
     REQUESTED]** percent markup (the "Product Percentage") over cost of each Product shipped pursuant to Services rendered by Hammett.

                 --------------------------------------------

                 --------------------------------------------

                 --------------------------------------------

     Such mark-up is calculated based only upon the cost of the Product sold and does not include any other costs such as any sales tax and shipping and handling charges listed on the customer invoice. If the aggregate Product Percentage received by Hammett in any year is less than the actual documented labor costs of Hammett required to perform the Services, then SmarterKids agrees to reimburse Hammett for such shortfall.

     Gift wrap Program. Hammett shall receive a fee of [CONFIDENTIAL TREATMENT REQUESTED]** for every item gift-wrapped.

Promotional Orders.  Notwithstanding the above, Hammett will receive
------------------
[CONFIDENTIAL TREATMENT REQUESTED]** for each Customer order which consists of only promotional (free) products and the Product Percentage referenced above shall not apply to such promotional order.

2.   Common Stock Warrants.
     ---------------------

(a) According to that certain contract for Services on Term Sheet between SmarterKids and Hammett dated September 29, 1998, the Company granted Hammett the right to purchase 38,000 shares of the common stock of SmarterKids at a price of $2.00 per share according to a Vesting Schedule. As of the execution of this Agreement all such warrants will be fully exercisable.

(b) Hammett is hereby granted a fully-vested and exercisable right to purchase an additional 72,000 shares of the common stock of SmarterKids at a price of $2.00 per share.

The above grants shall be evidenced by one or more Warrants issued by SmarterKids to Hammett upon reasonable and ordinary terms.

**[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

3.   Reimbursable Expenses.  SmarterKids will reimburse Hammett at cost for the
     ---------------------
following expenses:

     (a)  Warehouse Storage Media.
     (b) Equipment obtained specifically for SmarterKids with the prior approval of SmarterKids.
     (c) Information Systems (IS) Special Project Expenses approved by SmarterKids as such expenses relate to new projects not contemplated by this Agreement. Process maintenance and process improvements will not be reimbursed directly by SmarterKids, but Special Project Expenses which are requested by SmarterKids and which extend beyond the scope of this Agreement shall be eligible for reimbursement.
     (d)  Miscellaneous Expenses as agreed upon by both parties.
     (e)  Excess SmarterKids cartons.
     (f)  Extra warehouse space at Hammett or rented by Hammett.
     (g)  Specially placed employees outside the distribution area.
     (h)  Set-up costs for warehouse space.

4. Vendor returns will be billed at $65.00 per pallet with a minimum charge of $65.00 per order, plus freight costs.

5.   Product Returns.  Hammett shall cover all Product shipping and restocking
     ---------------
charges and shall reimburse SmarterKids for all Product orders processed or fulfilled in error by Hammett, including without limitation overshipments, undershipments, wrong items and misidentified items. SmarterKids will bear responsibility for all wrong address issues whose cause is traced to SmarterKids and the SmarterKids.com web site. SmarterKids may also, on a case-by-case basis, agree to bear responsibility for the cost of each Product Return authorized by a designated SmarterKids staff member for an issue other than those identified above.

                      EXHIBIT C - TRANSPORTATION EXPENSES


Hammett will monthly charge SmarterKids for its costs of shipping Products. Hammett will at all times pass through to SmarterKids the United Parcel Service
(UPS) residential ground shipment rebates from the published rates in effect from time to time.